                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934

                             (Amendment        No. 1 )*
                                          ---------------

                               Steven Madden, Ltd.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    556269108
                  ---------------------------------------------
                                 (CUSIP Number)



                               September 30, 2002
         --------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                 [x] Rule 13d-1(b)
                                 [ ] Rule 13d-1(c)
                                 [ ] Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 10 pages



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-----------------------                                    ---------------------
CUSIP No.  556269108                 13G                     Page 2 of 10 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Liberty Wanger Asset Management, L.P.  36-3820584
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                  (b)  [ ]
        Not Applicable
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER OF              None
      SHARES           ---------------------------------------------------------
    BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
       EACH                 1,516,600
     REPORTING         ---------------------------------------------------------
      PERSON           7    SOLE DISPOSITIVE POWER
       WITH
                            None
                       ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            1,516,600
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,516,600
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       Not Applicable                                                    [ ]
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.9%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*

       IA
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP No.  556269108                 13G                     Page 3 of 10 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        WAM Acquisition GP, Inc.
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                  (b)  [ ]
        Not Applicable
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Delaware
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER OF              None
      SHARES           ---------------------------------------------------------
    BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
       EACH                 1,516,600
     REPORTING         ---------------------------------------------------------
      PERSON           7    SOLE DISPOSITIVE POWER
       WITH
                            None
                       ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            1,516,600
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        1,516,600
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       Not Applicable                                                    [ ]
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       11.9%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*

       CO
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                    ---------------------
CUSIP No.  556269108                 13G                     Page 4 of 10 Pages
-----------------------                                    ---------------------

--------------------------------------------------------------------------------
  1     NAME OF REPORTING PERSON
        S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

        Liberty Acorn Trust
--------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [ ]
                                                                  (b)  [ ]
        Not Applicable
--------------------------------------------------------------------------------
  3     SEC USE ONLY

--------------------------------------------------------------------------------
  4     CITIZENSHIP OR PLACE OF ORGANIZATION

        Massachusetts
--------------------------------------------------------------------------------
                       5    SOLE VOTING POWER

     NUMBER OF              None
      SHARES           ---------------------------------------------------------
    BENEFICIALLY       6    SHARED VOTING POWER
      OWNED BY
       EACH                 831,500
     REPORTING         ---------------------------------------------------------
      PERSON           7    SOLE DISPOSITIVE POWER
       WITH
                            None
                       ---------------------------------------------------------
                       8    SHARED DISPOSITIVE POWER

                            831,500
--------------------------------------------------------------------------------
  9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

        831,500
--------------------------------------------------------------------------------
 10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

       Not Applicable                                                    [ ]
--------------------------------------------------------------------------------
 11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

       6.5%
--------------------------------------------------------------------------------
 12    TYPE OF REPORTING PERSON*

       IV
--------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a)           Name of Issuer:

                          Steven Madden, Ltd.

Item 1(b)           Address of Issuer's Principal Executive Offices:

                          52-16 Barnett Avenue, Long Island City, New York 11104

Item 2(a)           Name of Person Filing:

                          Liberty Wanger Asset Management, L.P. ("WAM")
                          WAM Acquisition GP, Inc., the general partner of WAM
                             ("WAM GP")
                          Liberty Acorn Trust ("Acorn")

Item 2(b)           Address of Principal Business Office:

                          WAM, WAM GP and Acorn are all located at:

                          227 West Monroe Street, Suite 3000
                          Chicago, Illinois  60606

Item 2(c)           Citizenship:

                          WAM is a Delaware limited partnership; WAM
                          GP is a Delaware corporation; Acorn is a Massachusetts business trust.

Item 2(d)           Title of Class of Securities:

                          Common Stock

Item 2(e)           CUSIP Number:

                          556269108

Item 3              Type of Person:

                          (d) Acorn is an Investment Company under section 8 of the Investment Company Act.

                          (e)     WAM is an Investment Adviser
                                  registered under section 203 of the
                                  Investment Advisers Act of 1940; WAM
                                  GP is the General Partner of the
                                  Investment Adviser.


                               Page 5 of 10 pages

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Item 4              Ownership (at September 30, 2002):

                          (a) Amount owned "beneficially" within the meaning of rule 13d-3:

                                  1,516,600

                          (b)     Percent of class:

                                  11.9% (based on 12,697,105 shares outstanding as of August 12, 2002)

                          (c)     Number of shares as to which such person has:

                                       (i)     sole power to vote or to direct
                                               the vote:  none

                                      (ii)     shared power to vote or to
                                               direct the vote: 1,516,600

                                     (iii)     sole power to dispose or to
                                               direct the disposition of:  none

                                      (iv)     shared power to dispose or to
                                               direct disposition of: 1,516,600

Item 5              Ownership of Five Percent or Less of a Class:

                          Not Applicable

Item 6              Ownership of More than Five Percent on Behalf of Another
                    Person:

                          The shares reported herein have been
                          acquired on behalf of discretionary clients of WAM, including Acorn. Persons other than WAM and WAM GP are entitled to receive all dividends from, and proceeds from the sale of, those shares. Acorn is the only such person known to be entitled to all dividends from, and all proceeds from the sale of shares reported herein to the extent of more than 5% of the class.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company:

                          Not Applicable

Item 8              Identification and Classification of Members of the Group:

                          Not Applicable

Item 9              Notice of Dissolution of Group:

                          Not Applicable


                               Page 6 of 10 pages
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Item 10             Certification:

                             By signing below I certify that, to the best
                    of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                               Page 7 of 10 pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  October 7, 2002


                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                       WAM Acquisition GP, Inc.
                                           for itself and as general partner of
                                           LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                       By:  /s/ Bruce H. Lauer
                                            ------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary




                           The undersigned corporation, on the date above written, agrees and consents to the joint filing on its behalf of this Schedule 13G in connection with its beneficial ownership of the security reported herein.


                                       LIBERTY ACORN TRUST



                                       By: /s/ Bruce H. Lauer
                                           -------------------------------------
                                           Bruce H. Lauer
                                           Vice President, Treasurer and
                                           Secretary


                               Page 8 of 10 pages

                                  EXHIBIT INDEX

Exhibit 1 Joint Filing Agreement dated as of October 7, 2002 by and among Liberty Wanger Asset Management, L.P., WAM Acquisition GP, Inc. and Liberty Acorn Trust.




                               Page 9 of 10 pages
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                                                                       EXHIBIT 1

                             JOINT FILING AGREEMENT

         The undersigned hereby agree to the joint filing of the Schedule 13G to which this Agreement is attached.


                           Dated:  October 7, 2002


                                       WAM Acquisition GP, Inc.
                                           for itself and as general partner of
                                           LIBERTY WANGER ASSET MANAGEMENT, L.P.



                                       By:  /s/ Bruce H. Lauer
                                            ------------------------------------
                                            Bruce H. Lauer
                                            Senior Vice President and Secretary




                                       LIBERTY ACORN TRUST



                                       By:  /s/ Bruce H. Lauer
                                            ------------------------------------
                                            Bruce H. Lauer
                                            Vice President, Treasurer and
                                            Secretary



                              Page 10 of 10 pages